Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

FOR IMMEDIATE RELEASE

Protective Reports First Quarter 2013

Financial Results

•                  Net income of $78.3 million, or $0.97 per share

•                  Operating earnings of $71.4 million, or $0.89 per share

•                  Life Marketing sales more than double 1Q12 level and 24% above plan

•                  On April 10, 2013 announced a $1.06 billion accretive acquisition transaction

BIRMINGHAM, Alabama (May 6, 2013) — Protective Life Corporation (NYSE: PL) (“PLC” or “the Company”) today reported results for the first quarter of 2013. Net income available to PLC’s common shareowners for the first quarter of 2013 was $78.3 million or $0.97 per average diluted share, compared to $99.0 million or $1.18 per average diluted share in the first quarter of 2012.  After-tax operating income was $71.4 million or $0.89 per average diluted share, compared to $99.1 million or $1.18 per average diluted share in the first quarter of 2012.

“We are off to a strong start in 2013,” said John D. Johns, Chairman, President and CEO.  “Operating earnings in the quarter were right on our plan and exceeded plan, if adjusted for a few small, unexpected items.  We are also pleased to see higher life sales, moderation in variable annuity sales, solid performance in the investment portfolio and continued robust spreads in the stable value segment.  Our energies for the rest of the year will be intensely focused on achieving our financial plan and closing the recently-announced MONY Life Insurance Company acquisition transaction.”

Business Segment Results

The table below sets forth business segment operating income before income tax for the periods shown:

Operating Income Before Income Tax

			$	%
($ in thousands)	1Q13	1Q12	Change	Change
Life Marketing	$23,707	$30,369	$(6,662)	(22)%
Acquisitions	34,377	39,099	(4,722)	(12)
Annuities	43,398	35,783	7,615	21
Stable Value Products	17,844	12,646	5,198	41
Asset Protection	6,081	4,966	1,115	22
Corporate & Other	(18,332)	27,880	(46,212)	n/m
	$107,075	$150,743	$(43,668)	(29)

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

($ in thousands)	1Q13	1Q12
Operating income before income tax	$107,075	$150,743
Realized investment gains (losses)	11,579	(5,707)
Less:
Related amortization of deferred policy acquisition costs and value of business acquired	1,027	(5,543)
Income tax expense	39,336	51,558
Net income available to PLC’s common shareowners	$78,291	$99,021

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

			$	%
($ in millions)	1Q13	1Q12	Change	Change
Life Marketing	$47.3	$22.6	$24.7	n/m %
Annuities	695.1	720.2	(25.1)	(3)
Stable Value Products	112.0	176.0	(64.0)	(36)
Asset Protection	104.1	109.9	(5.8)	(5)

Review of Business Segment Results

Life Marketing

Life Marketing segment pre-tax operating income was $23.7 million in the first quarter of 2013, representing a decrease of $6.7 million from the three months ended March 31, 2012.  The decrease was primarily due to an increase in non-deferred expenses resulting from higher sales, which was partially offset by higher investment income.  Traditional life mortality was 92% of expected in the first quarter of 2013 compared to 90% of expected in the first quarter of 2012.

Sales were $47.3 million for the quarter, up $24.7 million compared to the first quarter of 2012.

Acquisitions

Acquisitions segment pre-tax operating income was $34.4 million in the first quarter of 2013 compared to $39.1 million in the same quarter last year.  The decrease was primarily due to lower spread income and the expected runoff of business.

Annuities

Annuities segment pre-tax operating income was $43.4 million in the first quarter of 2013 compared to $35.8 million in the first quarter of 2012.

Fixed annuity operating income was $17.5 million, compared to $18.4 million in the prior year. This decrease was primarily due to an unfavorable change of $4.5 million in the single premium immediate annuity (“SPIA”) mortality variance partially offset by a favorable change in credited interest.

Variable annuity (“VA”) operating income was $25.9 million, compared to $17.3 million in the first quarter of 2012. The increase included a $10.9 million increase in revenue driven by higher policy fees associated with the growth in account balances. Offsetting this was a $1.2 million increase in non-deferred commission expenses compared to the first quarter of 2012.

Net cash flows for the segment remained positive during the quarter. Annuity account balances were $18.4 billion as of March 31, 2013, an increase of 18% over the past twelve months.  Sales in the first quarter of 2013 were $695.1 million compared to $720.2 million in the first quarter of 2012. Variable annuity sales were $579.7 million compared to $567.4 million in the first quarter of 2012.  Fixed annuity sales were $115.4 million compared to $152.8 million in the prior year’s first quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $17.8 million in the first quarter of 2013 compared to $12.6 million in the first quarter of 2012.  Included in the first quarter of 2013 results is $1.7 million of participating mortgage income compared to $0.1 million in the first quarter of 2012.  In addition, the segment experienced a 75 basis point increase in the adjusted operating spread, which excludes participating income, for the three months ended March 31, 2013 over the prior year, due to a decline in credited interest.  These favorable items were partially offset by lower average account balances.

Account balances as of March 31, 2013 totaled $2.5 billion. Sales were $112.0 million for the three months ended March 31, 2013, compared to $176.0 million in the first quarter of 2012.

Asset Protection

Asset Protection segment pre-tax operating income was $6.1 million in the first quarter of 2013 compared to $5.0 million in the first quarter of 2012.  The increase was primarily the result of a $2.0 million legal settlement accrual included in the first quarter of 2012 in the credit insurance product line.  This increase was partially offset by a $0.7 million decrease in guaranteed asset protection (“GAP”) earnings due to lower volume and higher loss ratios and a $0.3 million decrease in service contract earnings primarily due to lower investment income.

Sales were $104.1 million for the three months ended March 31, 2013, compared to $109.9 million in the first quarter of 2012. Service contract sales were $82.0 million compared to $82.8 million in the first quarter of 2012.  Credit insurance sales were $7.3 million compared to $8.8 million in the first quarter of 2012. Sales of the GAP product were $14.8 million compared to $18.3 million in the prior year’s first quarter.

Corporate & Other

Corporate & Other segment pre-tax operating loss was $18.3 million in the first quarter of 2013 compared to operating income of $27.9 million in the first quarter of 2012.  The decrease was primarily due to fluctuations of gains on the repurchase on non-recourse funding obligations.  For the first quarter of 2013, $1.3 million of pre-tax gains were generated from these repurchases compared to $35.5 million of pre-tax gains during the first quarter of 2012.  In addition, the segment had higher operating expenses in the first quarter of 2013 as compared to the prior year’s first quarter, resulting from $4.5 million of guaranty fund assessments and $1.3 million of higher expenses related to recent acquisition activity.

Share Repurchase Program

During the first quarter of 2013, the Company did not repurchase any of its common stock.  The Company has $170 million of remaining capacity under its existing share repurchase program, which extends through December 31, 2014.

The Company does not intend to repurchase shares for the remainder of 2013 in anticipation of the close of the recently announced acquisition of MONY Life Insurance Company and reinsurance of a portion of the MONY Life Insurance Company of America.

Investments

•                  The net unrealized gain position on investments was $1.7 billion, after tax and DAC offsets, an improvement of $0.6 billion compared to March 31, 2012.

•                  Total cash and investments were $37.3 billion as of March 31, 2013.  This includes $0.4 billion of cash and short-term investments.

•                  During the first quarter of 2013, the Company had $4.6 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Nonperforming mortgage loans equaled $21.2 million as of March 31, 2013, representing 0.4% of the commercial mortgage loan portfolio.

Net Realized Investment/Derivative Activity

($ per average diluted share)	1Q13	1Q12

Net realized gain on securities	$0.10	$0.16
Modco net realized gain	0.01	0.22
Impairments	(0.04)	(0.15)
Derivatives related to VA contracts	0.01	(0.21)
Mortgage/real estate losses	(0.01)	(0.02)
All other	0.01	—
Total	$0.08	$—

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

First Quarter Consolidated Results

($ in thousands; net of income tax)	1Q13	1Q12

After-tax operating income	$71,432	$99,127
Realized investment gains (losses) and related amortization
Investments	(6,341)	14,629
Derivatives	13,200	(14,735)
Net income available to PLC’s common shareowners	$78,291	$99,021

($ per average diluted share; net of income tax)	1Q13	1Q12

After-tax operating income	$0.89	$1.18
Realized investment gains (losses) and related amortization
Investments	(0.08)	0.18
Derivatives	0.16	(0.18)
Net income available to PLC’s common shareowners	$0.97	$1.18

For information relating to non-GAAP measures (operating income and PLC’s shareowners’ equity per share excluding other comprehensive income (loss)) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results in this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income

	March 31,	December 31,
($ in millions)	2013	2012
PLC’s shareowners’ equity	$4,541	$4,615
Less: Accumulated other comprehensive income	1,599	1,737
PLC’s shareowners’ equity, excluding accumulated other comprehensive income	$2,942	$2,878

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income per share

	March 31,	December 31,
($ per common share outstanding)	2013	2012
PLC’s shareowners’ equity	$57.89	$59.06
Less: Accumulated other comprehensive income	20.39	22.22
PLC’s shareowners’ equity excluding accumulated other comprehensive income	$37.50	$36.84

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on May 7, 2013 at 10:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-866-271-6130 (international callers 1-617-213-8894) and entering the conference passcode: 64700680. A recording of the call will be available from 12:00 p.m. Eastern May 7, 2013 until midnight May 21, 2013. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 56711748.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.  The call presentation will be available on the website beginning approximately 30 minutes prior to the conference call.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Segment operating income (loss) is income before income tax, excluding net realized investment gains and losses (excluding periodic settlements of derivatives associated with debt and certain investments) net of the related amortization of deferred acquisition costs (“DAC”) and value of business acquired (“VOBA”). Operating earnings exclude changes in the guaranteed minimum withdrawal benefits (“GMWB”) embedded derivatives (excluding the portion attributed to economic cost), realized and unrealized gains (losses) on derivatives used to hedge the VA product, actual GMWB incurred claims and net of the related amortization of DAC attributed to each of these items.

Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Unlocking

The Company periodically reviews and updates as appropriate key assumptions on products using the Accounting Standards Codification (“ASC”) Financial Services-Insurance Topic, including future mortality, expenses, lapses, premium persistency, investment yields, interest spreads, and equity market returns. Changes to these assumptions result in adjustments which increase or decrease DAC amortization and/or benefits and expenses. The periodic review and updating of assumptions is referred to as “unlocking”.  When referring to DAC amortization or unlocking on products covered under the ASC Financial Services-Insurance Topic, the reference is to changes in all balance sheet components amortized over estimated gross profits.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, pandemics, malicious acts, terrorist acts, and climate change; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if our assumptions regarding the fair value and future performance of our investments differ from actual experience; (9) our use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations and sustained periods of low interest rates could negatively affect our interest earnings and spread income, or otherwise impact our business; (12) equity market volatility could negatively impact our business; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient; (14) we are highly regulated and subject to numerous legal restrictions; (15) changes in tax law or interpretations of existing tax law could adversely affect us; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) we, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others; (23) our risk management policies, practices, and procedures could leave us exposed to unidentified or unanticipated risks; (24) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (25) the occurrence of computer viruses, information security breaches, disasters, or unanticipated events could affect our data processing systems or those of our business partners and/or service providers; (26) our ability to grow depends in large part upon the continued availability of capital; (27) new accounting rules or changes to existing accounting rules could impact our reported earnings; (28) credit market volatility or disruption could adversely impact us; (29) disruption of the capital and credit markets could negatively affect the Company’s ability to meet its liquidity and financing needs; (30) difficult general economic conditions could materially adversely affect our business and results of operations; (31) we may not be able to protect our intellectual property and may be subject to infringement claims; (32) we could be adversely affected by an inability to access our credit facility; and (33) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to Risk Factors and Cautionary Factors that may Affect Future Results, which can be found in Part I, Item 1A of the Company’s most recent report on Form 10-K and Part II, Item 1A of the Company’s most recent report on Form 10-Q for more information about these factors.

Contacts:

Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912